Exhibit 10 q

Summary of Compensation Arrangements with Executive Officers

The following summarizes the current cash compensation and benefits received by the Company’s Chief Executive Officer and its other four most highly compensated executive officers (the “Named Executive Officers”). It is intended to be a summary of existing oral, at will, arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and determines the salaries that are paid to the Company’s executive officers, including the Named Executive Officers, from time to time.

The Named Executive Officers are also eligible to participate in the Company’s regular benefit plans and programs, as described below.

Cash Incentive Plan

All of the executive officers of the Company are eligible to participate in the Plan, at the discretion of the Compensation Committee.  Bonus awards under the Plan provide participants an opportunity to earn an annual bonus in a maximum amount of 100% of base salary or $2 million per individual per year, whichever is less.

Whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are measured according to one or more of the following three targeted financial measures:  revenue growth, pretax profit plan achievement, and pretax profit improvement over the prior year.

Unless sooner amended or terminated by the Compensation Committee, the Plan will be in place until April 22, 2013.

The current secretary and chief financial officer also participate in the Company’s Home Office Plan.  Under the Home Office Plan, participants receive an opportunity to earn bonuses based on certain key operating initiatives and customer service survey results.  The Home Office Plan is implemented through the annual grant of individual bonus opportunities as described above.

The Company’s executive officers are also eligible for annual cash bonuses as determined by the Compensation Committee in its discretion.

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plans in such amounts and with such terms and conditions as determined by the Committee at the time of grant.

Automobile Usage

The Company provides an automobile or automobile allowance to its executive officers.

Airplane Usage

The Company requires the Chairman and President & CEO to use Company aircraft for all travel whenever practicable for security reasons.  The Company also makes a payment to its eligible executives in the form of a gross-up for taxes due for this airplane usage.

Other Benefits

The Named Executive Officers also participate in the Company’s regular employee benefit programs, which include a defined benefit retirement plan, a 401(k) plan with Company match, group medical and dental coverage, group life insurance and other group benefit plans. They are also provided with additional life insurance benefits, as well as long-term disability.  The Named Executives Officers are also eligible to participate in the Company’s deferred compensation plan.